Exhibit 10.1

INVESTMENT AGREEMENT
dated as of August 21, 2014
by and between
CHC Group Ltd.
Clayton, Dubilier & Rice Fund IX, L.P.
and
Clayton, Dubilier & Rice, LLC

i

ii

Section 6.16	Effects of Termination	50
Section 6.17	Non-Recourse	50
Section 6.18	Disclosure Schedules	50

Exhibit A:    Authorizing Resolutions
Exhibit B:    Voting Agreement
Exhibit C:    Form of Shareholders’ Agreement
Exhibit D:    Form of Registration Rights Agreement
Exhibit E:    Amended and Restated First Reserve Registration Rights Agreement
Exhibit F:    Amendment to the First Reserve Shareholders’ Agreement

iii

INVESTMENT AGREEMENT, dated as of August 21, 2014 (this “Agreement”), by and between CHC Group Ltd., a Cayman Islands exempted company (the “Company”), Clayton, Dubilier & Rice Fund IX, L.P., a Cayman Islands exempted limited partnership, acting by its general partner, CD&R Associates IX, L.P., a Cayman Islands exempted limited company (the “Purchaser”) and, solely for purposes of Section 1.5(c)(5) and Section 6.1(ii), Clayton, Dubilier and Rice, LLC, a Delaware limited liability company (the “CD&R Manager”).
RECITALS:
WHEREAS, on or prior to the date of this Agreement, and in connection with the transactions contemplated hereby, the board of directors of the Company (the “Board of Directors”) has adopted resolutions designating a series of preferred shares of the Company, of a nominal or par value of $0.0001 per share, as “Convertible Preferred Shares” (the “Preferred Shares”), having the terms set forth in such resolutions, which terms are in the form attached to this Agreement as Exhibit A (the “Authorizing Resolutions”);
WHEREAS, on or prior to the date of this Agreement, and in connection with the transactions contemplated hereby, the Board of Directors has adopted resolutions designating a series of non-voting ordinary shares of the Company, of a nominal or par value of $0.0001 per share, having the terms set forth in the Authorizing Resolutions;
WHEREAS, the Company proposes to issue and sell to the Purchaser (including its assignees pursuant to Section 6.8) Preferred Shares, subject to the terms and conditions set forth in this Agreement;
WHEREAS, subject to the terms and conditions set forth in the Authorizing Resolutions, the Preferred Shares will be convertible into ordinary shares, of a nominal or par value of $0.0001 per share, of the Company (the “Ordinary Shares”);
WHEREAS, on or prior to the date of this Agreement, and in connection with the transactions contemplated hereby, Purchaser, the Company and First Reserve have entered into that certain Pre-Closing Voting Agreement in the form attached hereto as Exhibit B (the “Voting Agreement”);
WHEREAS, substantially concurrently with the closing of the transactions contemplated hereby, the Company and Purchaser intend to enter into a Shareholders’ Agreement, substantially in the form attached hereto as Exhibit C (the “Shareholders’ Agreement”), and a Registration Rights Agreement, in the form attached hereto as Exhibit D (the “Registration Rights Agreement”); and
WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 6.9.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
Purchase; Closing
Section 1.1    Purchase. On the terms and subject to the conditions herein, the Company agrees to sell and issue to the Purchaser, and the Purchaser agrees to purchase from the Company: (i) a number of Preferred Shares such that, if such Preferred Shares were immediately converted into Ordinary Shares, the total number of voting Ordinary Shares held by the Purchaser would be equal to (x) 19.9% of the total number of voting Ordinary Shares outstanding as of immediately before such issuance of Preferred Shares less (y) the sum of the number of Preferred Shares issuable as a Preferred Dividend (as defined in the Authorizing Resolutions) on each of the first two Preferred Dividend Payment Dates (as defined in the Authorizing Resolutions) to occur following such issuance of Preferred Shares (the “First Closing Shares”), (ii) 500,000 Preferred Shares less the number of First Closing Shares (the “Second Closing Shares”) and (iii) 100,000 Preferred Shares less the number of Preferred Shares issued pursuant to the Permitted Offering, if any (such Preferred Shares, the “Third Closing Shares” and, together with the First Closing Shares and the Second Closing Shares, the “Purchased Shares”), free and clear of any Liens (other than restrictions arising under the Articles, restrictions arising under applicable securities Laws and restrictions set forth in Sections 2.4 and 2.5 of the Shareholders’ Agreement), at a purchase price of $1,000 per Preferred Share.
Section 1.2    First Closing.
(a)    Subject to the satisfaction or waiver of the conditions set forth in Section 1.5(a), (c) and (d), the closing of the purchase and sale by the Purchaser of the First Closing Shares pursuant to this Agreement (the “First Closing”) shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. New York time on the third business day after the satisfaction or waiver of the latest to occur of the conditions set forth in Section 1.5(a), (c) and (d) (other than those conditions that by their nature are to be satisfied by actions taken at the First Closing, but subject to their satisfaction) or at such other date, time and place as the Company and the Purchaser agree; provided, that, if the last condition to be satisfied or waived prior to the occurrence of the First Closing (other than conditions that by their nature are to be satisfied by actions taken at the First Closing) is the condition set forth in Section 1.5(a)(2), then the First Closing shall be held on the earlier to occur of (x) one business day after the date on which any applicable waiting periods (including any extension thereof) prescribed by Competition Laws referred to in Section 1.5(a)(2) shall have been required to expire or be terminated and (y) if such expiration or termination occurs on any other date, twelve (12) business days after the date of such expiration or termination (such date, the “First Closing Date”).
(b)    Subject to the satisfaction or waiver at or prior to the First Closing of the applicable conditions to the First Closing in Section 1.5, at the First Closing:
(1)    the Company will deliver to the Purchaser (i) certificates representing the First Closing Shares, (ii) the Shareholders’ Agreement, duly executed by the Company, (iii) the Registration Rights Agreement, duly executed by the Company and (iv) all other documents, instruments and writings required to be delivered by the Company to the Purchaser at or prior to the First Closing pursuant to this Agreement or otherwise required in connection herewith; and
(2)    the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the First Closing Date, the First Closing Purchase Price by wire transfer of immediately available funds, (ii) the Shareholders’ Agreement, duly executed by the Purchaser, (iii) the Registration Rights Agreement, duly executed by Purchaser, and (iv) all other documents, instruments and writings required to be delivered by the Purchaser to the Company at or prior to the First Closing pursuant to this Agreement or otherwise required in connection herewith.
(c)    Notwithstanding anything to the contrary herein, if the First Closing has not occurred by October 31, 2014, then the First Closing shall not occur until such time as the Second Closing occurs.
Section 1.3    Second Closing.
(a)    Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase and sale by the Purchaser of the Second Closing Shares, if any, pursuant to this Agreement (the “Second Closing”) shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. New York time on the third business day after the satisfaction or waiver of the latest to occur of the conditions set forth in Section 1.5 (other than those conditions that by their nature are to be satisfied by actions taken at the Second Closing, but subject to their satisfaction or waiver), or at such other date, time and place as the Company and the Purchaser agree. Notwithstanding the foregoing, if at the time the conditions to the First Closing have been satisfied or waived, the conditions to the Second Closing have also been satisfied or waived, the First Closing and the Second Closing shall take place simultaneously; provided, that, if the conditions to the Second Closing set forth in Section 1.5 (other than those conditions that by their nature are to be satisfied by actions taken at the Second Closing, but subject to their satisfaction or waiver) are satisfied or waived prior to October 31, 2014 such that the Second Closing would be required to take place prior to October 31, 2014, at the option of the Company (upon prior written notice delivered to the Purchaser at least twelve business days prior to the date on which the Second Closing would have been required to occur but for this proviso), the Second Closing shall take place on the first business day after October 31, 2014 or at such other date, time and place as the Company and the Purchaser agree.
(b)    Subject to the satisfaction or waiver at or prior to the Second Closing of the applicable conditions to the Second Closing in Section 1.5, at the Second Closing:
(1)    the Company will deliver to the Purchaser (i) certificates representing the Second Closing Shares and (ii) all other documents, instruments and writings required to be delivered by the Company to the Purchaser at or prior to the Second Closing pursuant to this Agreement or otherwise required in connection herewith; and

(2)    the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the Second Closing Date, the Second Closing Purchase Price by wire transfer of immediately available funds, and (ii) all other documents, instruments and writings required to be delivered by the Purchaser to the Company at or prior to the Second Closing pursuant to this Agreement or otherwise required in connection herewith.
Section 1.4    Third Closing.
(a)    Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase and sale by the Purchaser of the Third Closing Shares, if any, pursuant to this Agreement (the “Third Closing”) shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. New York time on the later of (i) the third business day after the satisfaction or waiver of the latest to occur of the conditions set forth in Section 1.5 (other than those conditions that by their nature are to be satisfied by actions taken at the Third Closing, but subject to their satisfaction or waiver) and (ii) the twelfth business day after which the Company provides notice to the Purchaser of the number of the Third Closing Shares (but subject to the consummation of the Permitted Offering or the expiration of the period in which the Permitted Offering may be consummated in accordance with the definition thereof (as applicable), or at such other date, time and place as the Company and the Purchaser agree) (such date, the “Third Closing Date” and, together with the First Closing Date and the Second Closing date, the “Closing Dates”). Notwithstanding the foregoing, if at the time the conditions to the First Closing and the Second Closing have been satisfied or waived, the conditions to the Third Closing have also been satisfied or waived, the First Closing, the Second Closing and the Third Closing shall take place simultaneously; provided, that, if the conditions to the Third Closing set forth in Section 1.5 (other than those conditions that by their nature are to be satisfied by actions taken at the Third Closing, but subject to their satisfaction or waiver) are satisfied or waived prior to October 31, 2014 such that the Third Closing would be required to take place prior to October 31, 2014, at the option of the Company (upon prior written notice delivered to the Purchaser at least twelve business days prior to the date on which the Third Closing would have been required to occur but for this proviso), the Third Closing shall take place on the first business day after October 31, 2014 or at such other date, time and place as the Company and the Purchaser agree.
(b)    Subject to the satisfaction or waiver at or prior to the Third Closing of the applicable conditions to the Second Closing in Section 1.5, at the Second Closing:
(1)    the Company will deliver to the Purchaser (i) certificates representing the Third Closing Shares and (ii) all other documents, instruments and writings required to be delivered by the Company to the Purchaser at or prior to the Third Closing pursuant to this Agreement or otherwise required in connection herewith; and
(2)    the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the Third Closing Date, the Third Closing Purchase Price by wire transfer of immediately available funds, and (ii) all other documents, instruments and writings required to be delivered by the Purchaser to the Company at or prior to the Third Closing pursuant to this Agreement or otherwise required in connection herewith.
Section 1.5    Closing Conditions.
(a)    The obligation of the Purchaser, on the one hand, and the Company, on the other hand, to effect each of the First Closing, the Second Closing and the Third Closing (together, the “Closings”) is subject to the satisfaction or written waiver by the Purchaser and the Company prior to such Closing of the following conditions:
(1)    no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity, and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(2)    all applicable waiting periods (and any extension thereof) prescribed by Competition Laws in the jurisdictions set forth in Section 1.5(a)(2) of the Disclosure Schedules, shall have expired or shall have been terminated; and
(b)    The obligation of the Purchaser, on the one hand, and the Company, on the other hand, to effect each of the Second Closing and the Third Closing is subject to the satisfaction or written waiver by the Purchaser and the Company prior to such Closing of the following conditions:
(1)    the Company shall have received the Requisite Shareholder Approval prior to the Second Closing Date; and
(2)    the First Closing shall have occurred prior to or simultaneously with the Second Closing.
(c)    The obligation of the Purchaser to effect each Closing is also subject to the satisfaction or written waiver by the Purchaser at or prior to such Closing, as applicable, of the following conditions:
(1)    (i) the representations and warranties of the Company set forth in Article II hereof (other than the Company Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 2.2(b) shall be true and correct in all material respects and (iii) the representations and warranties of the Company set forth in the first and third sentences of Section 2.1(a), Section 2.2(a), Section 2.2(c), Section 2.3

(a), and Section 2.4(b) (together with Section 2.2(b), the “Company Fundamental Representations”) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date);
(2)    the Company shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement (other than any obligations set forth in Section 4.7(d)(4)) prior to the applicable Closing;
(3)    at or prior to the applicable Closing, the Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized senior executive officer of the Company certifying to the effect that the conditions set forth in Section 1.5(c)(1), (2) and (13) have been satisfied as of the applicable Closing;
(4)    at or prior to the First Closing, First Reserve and the Company shall have entered into the Amended and Restated First Reserve Registration Rights Agreement and the Amendment to the First Reserve Shareholders’ Agreement;
(5)    substantially contemporaneous with the First Closing, (i) the Company shall have reimbursed the Purchaser for the Purchaser Transaction Expenses incurred on or prior to the First Closing Date up to a maximum amount of $5,000,000 in the aggregate and (ii) the Company shall have paid a closing fee equal to $1,800,000 to the CD&R Manager by wire transfer of immediately available funds to an account or accounts designated by the CD&R Manager in writing no later than two (2) business days prior to the First Closing Date;
(6)    substantially contemporaneous with the Second Closing, (i) the Company shall have reimbursed the Purchaser for the Purchaser Transaction Expenses incurred on or prior to the Second Closing Date up to a maximum amount of $5,000,000 in the aggregate (less the amount of Purchaser Transaction Expenses reimbursed substantially contemporaneous with the First Closing) and (ii) the Company shall have paid a closing fee equal to $5,700,000 to the CD&R Manager by wire transfer of immediately available funds to an account or accounts designated by the CD&R Manager in writing no later than two (2) business days prior to the Second Closing Date;
(7)    substantially contemporaneous with the Third Closing, the Company shall have reimbursed the Purchaser for the Purchaser Transaction Expenses incurred on or prior to the Third Closing Date, up to a maximum amount of $5,000,000 in the aggregate (less the amount of Purchaser Transaction Expenses reimbursed substantially contemporaneous with the First Closing and the Second Closing), by wire transfer of immediately available funds to an account or accounts designated by the Purchaser in writing no later than two (2) business days prior to the Third Closing Date;

(8)    either (i) the Company and each applicable Company Group Member shall have completed each of the items set forth under either Alternative A or Alternative B (at the election and sole discretion of the Company) on Section 1.5(c)(8) of the Disclosure Schedules in all material respects and shall have furnished to the Purchaser either (1) documentary evidence thereof or (2) a certificate of the Vice President for Taxes of the Company to the effect that all such items have been completed in all material respects or (ii) the Company shall have satisfied Alternative C set forth on Section 1.5(c)(8) of the Disclosure Schedules, provided, that the Company shall not elect Alternative C if so doing would reasonably be expected to have material and adverse consequences for the Company. The failure to complete fully any item in the applicable alternative shall be per se inconsistent with a completion in all “material” respects if such failure would or would likely result in any Company Group Member’s being classified as a PFIC, as reasonably determined by the Purchaser;
(9)    the Company shall have obtained the written consents and/or waivers set forth in Section 1.5(c)(9) of the Disclosure Schedules at or prior to the First Closing Date;
(10)    any Ordinary Shares that would be issued upon conversion of the Preferred Shares on the 15th anniversary of the Second Closing assuming all amounts calculated to be payable as Preferred Dividends (as defined in the Authorizing Resolutions) are capitalized by applying such amounts to Capitalisation Issues (as defined in the Authorizing Resolutions) in accordance with the Authorizing Resolutions and conversion of the Preferred Shares at the Initial Conversion Price (as defined in the Authorizing Resolutions) shall have been authorized for listing on the NYSE, subject to official notice of issuance;
(11)    at or prior to the First Closing Date, the Company shall have delivered to the Purchaser a duly executed resignation letter of one member of the Board of Directors designated by First Reserve or, in the case of death or other earlier vacancy, other evidence of such vacancy on the Board of Directors;
(12)    (A) at or prior to the First Closing, the Board of Directors shall have taken all actions necessary to cause to be elected to the Board of Directors, effective immediately upon the First Closing, two individuals designated by the Purchaser in writing at least three (3) business days prior to the First Closing Date, and the Board of Directors shall have appointed individuals to serve on the committees of the Board of Directors in accordance with the Shareholders’ Agreement, and (B) at or prior to the Second Closing, the Board of Directors shall have taken all actions necessary, to cause to be elected to the Board of Directors, effective immediately upon the Second Closing, two additional individuals designated by the Purchaser in writing at least three (3) business days prior to the Second Closing Date, and the Board of Directors shall have appointed individuals to serve on the committees of the Board of Directors in accordance with the Shareholders’ Agreement; and
(13)    since April 30, 2014, there shall not have occurred any Company Material Adverse Effect.

(d)    The obligation of the Company to effect each Closing is also subject to the satisfaction or written waiver by the Company prior to such Closing, as applicable, of the following conditions:
(1)    (i) the representations and warranties of the Purchaser set forth in Article III hereof (other than the Purchaser Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to materiality) as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks of an earlier date, in which case such representation or warranty shall so be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of the Purchaser to fully perform its covenants and obligations under this Agreement and (ii) the representations and warranties of the Company set forth in Section 3.1 and Section 3.2(a) (the “Purchaser Fundamental Representations”) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such date;
(2)    the Purchaser shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement prior to the applicable Closing; and
(3)    at or prior to the applicable Closing, the Company shall have received a certificate signed on behalf of the Purchaser by a duly authorized officer of Purchaser certifying to the effect that the conditions set forth in Section 1.5(d)(1) and (2) have been satisfied as of the applicable Closing.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the SEC Documents publicly available before the date of this Agreement or in a correspondingly identified schedule attached hereto (such schedules, collectively, the “Disclosure Schedules”), the Company represents and warrants to the Purchaser, as of the date of this Agreement and as of each Closing Date (except to the extent made only as of a specified date, in which case as of such date) that:
Section 2.1    Organization and Authority.
(a)    The Company is a Cayman Islands exempted company duly incorporated with limited liability and validly existing under the laws of the Cayman Islands, has all requisite corporate power and authority to own its properties and conduct its business as presently conducted. The Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, have a Company Material Adverse Effect. True and accurate copies of the memorandum of association of the Company (the “Memorandum”) and the articles of association of the Company (the “Articles”), each as in effect as of the date of this Agreement, have been made available to the Purchaser prior to the date of this Agreement. The memorandum of association, certification of incorporation, charter, articles of association, bylaws or other governing instruments of each material Company Subsidiary that is not directly or indirectly wholly owned by the Company, each as in effect as of the date of this Agreement, have been made available to the Purchaser prior to the date of this Agreement.
(b)    Each material Company Subsidiary is duly organized (or incorporated) and validly existing under the laws of its jurisdiction of organization (or incorporation), has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, have a Company Material Adverse Effect. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such person or a Subsidiary of such person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, that is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary”, “Subsidiary of the Company” and any other similar reference herein means any Subsidiary of the Company or any other entity that is deemed to be a variable interest entity in accordance with GAAP in which the Company owns an equity interest or is otherwise listed in Section 2.2(b) of the Disclosure Schedules.
Section 2.2    Capitalization.
(a)    The authorized shares of the Company consists of 1,500,000,000 Ordinary Shares, of a nominal or par value of $0.0001 per share, and 500,000,000 preferred shares, of a nominal or par value of $0.0001 (the “Authorized Preferred Shares”). As of the close of business on July 31, 2014 (the “Capitalization Date”), there were 81,342,413 Ordinary Shares issued, including 806,198 restricted Ordinary Shares, 744,501 of which were then unvested. As of the date of this Agreement, there are no Authorized Preferred Shares issued. As of the close of business on the Capitalization Date, there were (i) outstanding share options granted pursuant to the Omnibus Incentive Plan (“Company Share Options”), which may be exercised for an aggregate of 2,540,189 Ordinary Shares all of which were then unvested, (ii) outstanding restricted share units granted pursuant to the Omnibus Incentive Plan (the “Company RSUs”), which may be settled for an aggregate of 1,405,464 Ordinary Shares all of which were then unvested, (iii) no Ordinary Shares were held by the Company in its treasury and (iv) 2,731,418 Ordinary Shares were available for future awards under the Omnibus Incentive Plan. All of the issued Ordinary Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Ordinary Shares issuable pursuant to the Omnibus Incentive Plan will upon issuance have been duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. From the Capitalization Date through and as of the date of this Agreement, no other Ordinary Shares or Authorized Preferred Shares have been issued other than Ordinary Shares issued in respect of the exercise of Company Share Options or Company RSUs in the ordinary course of business. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.
(b)    Except for ownership of less than 5% of the equity interests in any publicly traded person, Section 2.2(b) of the Disclosure Schedules sets forth as of the date of this Agreement (i) the name and jurisdiction of organization (or incorporation) of each person in which the Company directly or indirectly owns an equity interest and that is not directly or indirectly wholly owned by the Company and (ii) the ownership of each such non-wholly owned person. All of the issued and outstanding shares of capital stock or other equity interests of each material Company Subsidiary (x) have been duly authorized, are validly issued and are fully paid, non-assessable and free of preemptive rights and (y) if not directly or indirectly wholly owned by the Company, are owned by the owners thereof as set out in Section 2.2(b) of the Disclosure Schedules free and clear of any Liens. Except as set forth on Section 2.2(b) of the Disclosure Schedules or in the memorandum of association, certification of incorporation, charter, articles of association, bylaws or other governing instruments of any Company Subsidiary disclosed in the Data Room, no material Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any Voting Debt (as defined below) of each such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of each Company Subsidiary.
(c)    No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding. Except (i) pursuant to any cashless exercise provisions of any Company Share Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Share Options or Company RSUs, and (ii) as set forth in Section 2.2(a), the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any Ordinary Shares or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of the Company (including any rights plan or agreement).
Section 2.3    Authorization.
(a)    The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors. The Authorizing Resolutions have been duly authorized by the Board of Directors. This Agreement has been, and (as of the First Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, this Agreement is, and (as of the First Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, and no other corporate proceedings (except the Requisite Shareholder Approval) are necessary for the performance by the Company of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.
(b)    Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof (including the conversion and other provisions relating to the Preferred Shares), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of any Company Group Member under any of the terms, conditions or provisions of (i) the Memorandum, the Articles or the memorandum of association, certificate of incorporation, charter, articles of association, bylaws or other governing instruments of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, insurance policy, lease, agreement or other instrument or obligation to which any Company Group Member is a party or by which it may be bound, or to which any Company Group Member or any of the properties or assets of any Company Group Member may be subject, or (B) violate any Law, Permit, judgment, ruling, order, writ, injunction or decree applicable to any Company Group Member or any of its respective properties or assets, or result in the revocation, termination or suspension of any such Permit, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, have a Company Material Adverse Effect.
(c)    Other than the securities or blue sky laws of the various states with respect to the Requisite Shareholder Approval and approval or expiration of applicable waiting periods under Competition Laws, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 2.4    Sale and Status of Securities.
(a)    Subject to the accuracy of the representations made by the Purchaser in Section 3.3, the offer, sale and issuance of the Preferred Shares (i) have been and will be made in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and (ii) will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable material blue sky laws.
(b)    The issuance of the Preferred Shares to be issued pursuant to this Agreement, and the issuance of the Ordinary Shares (including, if applicable, any non-voting Ordinary Shares pursuant to the Authorizing Resolutions) to be issued upon conversion of the Preferred Shares, have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Authorizing Resolutions, the Preferred Shares will be validly issued, fully paid and non-assessable, will not be subject to preemptive rights of any other shareholder of the Company, and will effectively vest in the Purchaser good title to the Preferred Shares, free and clear of all Liens (other than restrictions arising under applicable securities Laws or under the Shareholders’ Agreement). Upon any conversion of any Preferred Shares into Ordinary Shares (including, if applicable, any non-voting Ordinary Shares pursuant to the Authorizing Resolutions) pursuant to the Authorizing Resolutions, the Ordinary Shares (including, if applicable, any non-voting Ordinary Shares pursuant to the Authorizing Resolutions) issued upon such conversion will be validly issued, fully paid and non-assessable, and will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good title to all such securities, free and clear of all Liens (other than restrictions arising under the Articles, applicable securities Laws or the Shareholders’ Agreement). The respective rights, preferences, privileges, and restrictions of the Preferred Shares and the Ordinary Shares are as stated in the Articles, Memorandum and Authorizing Resolutions. The Ordinary Shares to be issued upon any conversion of Preferred Shares into Ordinary Shares have been duly reserved for such issuance.
Section 2.5    SEC Documents; Financial Statements.
(a)    The Company has filed all required reports, proxy statements, forms, and other documents with the Securities and Exchange Commission (the “SEC”) since January 16, 2014 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company Group is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.
(c)    The financial statements of the Company and its consolidated subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosures and normal audit adjustments, which are not, individually or in aggregate, to the Knowledge of the Company, expected to be material).
Section 2.6    Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2014, (ii) liabilities incurred since April 30, 2014 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement and the Transaction Documents, (iv) liabilities or obligations discharged or paid in full prior to the applicable Closing in the ordinary course of business consistent with past practice and (v) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, the Company Group does not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).
Section 2.7    Brokers and Finders. Except for Morgan Stanley & Co. LLC and Evercore Group, L.L.C., the fees and expenses of which will be paid by the Company, no Company Group Member and none of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.
Section 2.8    Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing (including “cease and desist” letters) against, nor any outstanding judgment, order, writ or decree against, any Company Group Member or any of its respective assets before or by any Governmental Entity that (i) in the case of any such action, suit, proceeding or investigation pending, or to the Knowledge of the Company, threatened in writing as of the date of this Agreement and any such judgment, order, writ or decree outstanding as of the date of this Agreement, if adversely determined, would individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, (ii) in the case of any such action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing arising after the date of this Agreement and any such judgment, order, writ or decree arising after the date of this Agreement, is reasonably likely to be adversely determined, and, if adversely determined, would individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole or (iii) arises out of or in connection with any Aircraft Incident. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, no Company Group Member is in default with respect to any judgment, order or decree of any Governmental Entity.
Section 2.9    Taxes.
(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:
(1)    Each Company Group Member has duly and timely filed (taking into account applicable extensions) all Tax Returns required to have been filed, such Tax Returns were accurate in all material respects, and all Taxes due and payable by the Company Group (whether or not shown on any Tax Return) have been timely paid, except for Taxes which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(2)    All Taxes required to be withheld, collected or deposited by or with respect to each Company Group Member have been timely withheld, collected or deposited as the case may be and, to the extent required, have been paid to the relevant taxing authority except with respect to matters for which adequate reserves have been established in accordance with GAAP; and
(3)    There are no liens or encumbrances for Taxes upon the assets of any Company Group Member except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves have been established in accordance with GAAP.
(b)    No unresolved material deficiencies for any Tax Returns referred to in Section 2.9(a)(1) have been proposed or assessed against or with respect to any Company Group Member

(and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of any Company Group Member pending or raised) in each case by any taxing authority in writing to any Company Group Member, except with respect to matters for which adequate reserves have been established in accordance with GAAP.
(c)    No Company Group Member has engaged in, or has any material liability or material obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c).
(d)    The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years intended to qualify under Section 355 of the Code.
(e)    The facts with respect to each Company Group Member set forth on Appendix B and within each of the documents listed on Appendix C are true and correct in all material respects as of the date hereof and will be true and correct in all material respects on the First Closing (as adjusted to take into account ordinary course transactions taking place after the date hereof and the transactions contemplated under this Agreement). Appendix B lists all of the leases pursuant to which a member of the Barbados Group is a lessee that are Passive Assets and does not include any leases that are not Passive Assets.
(f)     Neither Schreiner Airways Panama Operating SA, Schreiner Airways Panama SA, Heli-One Australia Pty Limited, Heli-One American Leasing Inc., nor OSCO & Chi Arabia Ltd holds any material assets or produces any material income and the capital stock of none of such companies has any material value as of the date hereof or will at the First Closing. CHC Chad SA has been liquidated before the date hereof and no longer exists as an entity for U.S. federal income tax purposes.
Notwithstanding the foregoing, the representations and warranties shall not be deemed to address any loss or credit carryforwards of any Company Group Member to any taxable period (or portion thereof) that begins after the applicable Closing. Other than the representations and warranties set forth in Section 2.5, Section 2.15, Section 2.17 and Section 2.19, the representations and warranties set forth in this Section 2.9 contain the exclusive representations and warranties with respect to Taxes and Tax matters.
Section 2.10    Permits and Licenses. The Company Group Members possess all material certificates, authorizations, approvals, licenses and permits issued by each Governmental Entity necessary to conduct their respective businesses as currently conducted (the “Permits”), including all licenses, certificates of authority, permits or other authorizations that are required from any Governmental Entity in connection with the operation, ownership, leasing or chartering of the Aircraft and the provision of aircraft maintenance services, except where the failure to possess any such Permits, individually or in aggregate, would not have a Company Material Adverse Effect and (i) with respect to Permits owned, held, registered by or issued to any Company Group Member, no Company Group Member is in default under, or the subject of a proceeding for suspension, revocation or cancellation of, any of the Permits, and (ii) with respect to Permits owned, held, registered by or issued to any employee or agent of the

Company Group or any other person acting for or on behalf of any Company Group Member, to the Knowledge of the Company, no such person is in default under, or the subject of a proceeding for suspension, revocation or cancellation of, any of the Permits, in each case provided in clauses (i) and (ii), except where the failure to possess any such Permits, individually or in the aggregate, would not have a Company Material Adverse Effect.
Section 2.11    Environmental Matters. Except as would not have a Company Material Adverse Effect, each Company Group Member is, and for the past two (2) years has been, in compliance in all material respects with all applicable Environmental Laws. No Company Group Member has released Materials of Environmental Concern in a manner that would reasonably be expected to result in a Company Material Adverse Effect, and Materials of Environmental Concern are not present at, under, in or affecting any Property currently or, to the Knowledge of the Company, formerly owned, leased or used by any Company Group Member, that would reasonably be expected to result in a Company Material Adverse Effect.
Section 2.12    Title. Each Company Group Member (i) has good and marketable title to its Property that is owned real property, (ii) has valid leases to its Property that is leased real property and (iii) good and valid title to or a valid leasehold interest in all of its other Property, other than negligible assets not material to the operations of any Company Group Member, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 2.13    Aircraft Owned and Leased. Section 2.13 of the Disclosure Schedules lists each aircraft owned or leased by any Company Group Member as of August 18, 2014. As of August 18, 2014, each such Aircraft is either (i) solely legally and beneficially owned by a Company Group Member, (ii) beneficially owned by a Company Group Member, and legal title to such Aircraft is held by a trustee, or (iii) subject to a right to possess by a Company Group Member under an Aircraft Lease. As of August 18, 2014, each such Aircraft and the interest of any Company Group Member under any Aircraft Lease relating to any Aircraft is free and clear of all Liens, other than any “Permitted Liens” (or any other phrase with substantially similar meaning) under the terms of the relevant Aircraft Lease or pursuant to the terms of Contracts for Indebtedness which have been made available to the Purchaser prior to the date of this Agreement, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect.
Section 2.14    Intellectual Property.
(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:
(1)    the Company Group exclusively owns, free and clear of all Liens (other than licenses of Intellectual Property and any restriction or covenant associated with any license of Intellectual Property), all (i) Intellectual Property for which registrations and applications have been filed in their names that are not expired or abandoned, which registrations are subsisting and unexpired, and valid and enforceable, and (ii) of the other proprietary Intellectual Property used in the conduct of the business of the Company

Group that is not used pursuant to a license; provided, however, the foregoing representations in Section 2.14(a)(1)-(3) are subject to the Knowledge of the Company with respect to patents owned by third parties under which a license may be needed to practice any such Intellectual Property;
(2)    the Company Group owns or has a valid right to use all Intellectual Property necessary and sufficient to conduct the business of the Company Group;
(3)    the conduct of the business of the Company Group does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, and, to the Knowledge of the Company, no person is infringing, diluting, misappropriating or otherwise violating any Intellectual Property owned by any Company Group Member; and
(4)    the Company Group takes reasonable actions to protect (i) the trade secrets and confidential information owned by any Company Group Member, including by taking commercially reasonable steps to cause each employee of the Company Group to comply with a policy of maintaining the confidentiality of any trade secret and confidential information, and (ii) the security and operation of their software, websites and systems (and the data therein), and, to the Knowledge of the Company, there have been no breaches or outages of the Company Group’s software, websites and systems (and the data therein).
Section 2.15    Employee Benefits/Labor.
(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Plan (other than any plan to which any Company Group Member contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity) complies with, and has been operated and administered in compliance with its terms and all applicable Laws (including, without limitation, ERISA and the Code and similar provisions of non-U.S. Law), (ii) with respect to any Plan (other than any plan to which any Company Group Member contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity), no actions, Liens, lawsuits, claims or complaints (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) are pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, Liens, lawsuits, claims or complaints, (iii) to the Knowledge of the Company, (x) none of the Plans (other than any plan to which any Company Group Member contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity) are presently under audit or examination, nor is a potential audit or examination reasonably anticipated, by the IRS, the Department of Labor or any other Governmental Entity and (y) to the Knowledge of the Company, no event has occurred with respect to a Plan which would reasonably be expected to result in a liability of any Company Group Member to any Governmental Entity, (iv) all contributions and premiums required to have been paid by any Company Group Member to any Plan or Multiemployer Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code and similar provisions of non-U.S. Law) or collective bargaining or similar agreements have been paid within the time prescribed by any such plan, agreement or applicable Law and (v) no Plan provides for reimbursement or gross-up of any excise tax under Section 409A or Section 4999 of the Code.
(b)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Plan (other than any plan to which any Company Group Member contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity) that is an underfunded pension plan or other retirement or termination plan, whether or not subject to minimum funding standards under applicable Law, satisfies such standards, as applicable, no waiver of such funding has been sought or obtained, and no Governmental Entity has issued, or, to the Knowledge of the Company, would reasonably be expected to issue, any contribution notices or financial support directions in respect of such a Plan. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, no Company Group Member has incurred any unsatisfied liability (including withdrawal liability) in respect of any Multiemployer Plan. Except as would not, individually and in the aggregate have a Company Material Adverse Effect, no liability under Title IV or Sections 302, 303 or 304 of ERISA or Sections 412, 430 or 431 of the Code or similar provisions of non-U.S. Law has been incurred by any Company Group Member, and no condition exists that would reasonably be expected to present a risk to any Company Group Member of incurring any such liability, including as a consequence of being considered a single employer with any other person under Section 414 of the Code or Title IV of ERISA or a similar provision of non-U.S. Law.
(c)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the execution of, nor the completion of the transactions contemplated by, this Agreement (whether alone or in connection with any other event(s)), will result in (i) severance pay or an increase in severance pay upon termination after the applicable Closing to any current or former employee of any Company Group Member, (ii) any payment or benefit becoming due, or increase in the amount of any payment or benefit due, to any current or former employee, director or independent contractor of any Company Group Member or (iii) acceleration of the time of payment or vesting or result in funding of compensation or benefits to any current or former employee, director or independent contractor of any Company Group Member.
(d)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (x) no labor strike, slowdown, work stoppage, picketing, dispute, lockout, concerted refusal to work overtime or other labor controversy is in effect or, to the Knowledge of the Company, threatened with respect to employees of any Company Group Member, and no Company Group Member has experienced any such labor controversy within the past two years, and (y) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any current or former employee, labor organization (including any union or works council) or other representative of the employees of any Company Group Member (including persons employed jointly by such entities with any other staffing or other similar entity) is pending or, to the Knowledge of the Company, threatened.
Section 2.16    Registration Rights. Except as provided in the Registration Rights Agreement, the First Reserve Registration Rights Agreement or the Amended and Restated First Reserve Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding equity securities or any of its equity securities that may be issued subsequently.
Section 2.17    Compliance with Laws. The Company Group is, and since May 1, 2012 has been, in compliance in all material respects with all applicable Laws that are material to the business and operations of the Company Group, taken as a whole.  No Company Group Member is, to the Knowledge of the Company, being investigated with respect to any applicable Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 2.18    Absence of Changes. Since April 30, 2014, no Company Group Member has taken any action, or failed to take any action, that, if such action or failure to take action occurred between the date of this Agreement and the Second Closing Date, would require the prior written consent of Purchaser pursuant to Section 4.5.
Section 2.19    Anti-Corruption.
(a)    Each Company Group Member and each of its respective officers, directors, employees, agents, distributors and other persons acting for or on behalf of any Company Group Member (collectively, the “Relevant Persons”) have not directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-corruption or anti-bribery Laws applicable to any Company Group Member (collectively, the “Anti-Corruption Laws”), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Relevant Persons have not directly or indirectly taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value, or offer, promise or authorization thereof, to any person, including any Government Official, for the purpose of: (i) improperly influencing or inducing such person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such person to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any person in obtaining or retaining business; or (iii) securing any improper advantage.
(c)    To the Knowledge of the Company, there is no dispute, allegation, request for information, notice of potential liability, or any other action regarding any actual or possible violation by any Company Group Member of any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened against any Company Group Member that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d)    To the Knowledge of the Company, none of the Relevant Persons is a Government Official or consultant to any Government Official, and there is no existing family relationship between any officer, director, employee, agent, distributor or other person acting for or on behalf of any Company Group Member and any Government Official.
(e)    To the Knowledge of the Company, the Relevant Persons have not directly or indirectly: (i) circumvented the internal accounting controls of any Company Group Member; (ii) falsified any of the books, records or accounts of any Company Group Member; or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of any Company Group Member in a manner that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 2.20    Trade Controls.
(a)    To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Relevant Persons have not in the course of their actions for, or on behalf of, any Company Group Member engaged directly or indirectly in transactions: (i) connected with any of North Korea, Cuba, Iran, Syria, Myanmar or Sudan; or (ii) connected with any government, country or other entity or person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (iii) that is prohibited by any law administered by OFAC, or by any other economic or trade sanctions law of the U.S. or any other jurisdiction.
(b)    To the Knowledge of the Company except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect,: (i) no Relevant Person is a person whose property or interests in property are blocked or frozen under the economic sanctions laws of the U.S., the E.U. or any other jurisdiction and (ii) no Relevant Person is designated as a denied person by the U.S. Commerce Department Bureau of Industry and Security or as a debarred party by the U.S. State Department’s Directorate of Defense Trade Control.
(c)    To the Knowledge of the Company, the Relevant Persons have not in the course of their actions for, or on behalf of, any Company Group Member exported or reexported (including deemed exportation or reexportation) any merchandise, software or technology in violation of the Export Administration Regulations, the International Traffic in Arms Regulations, or any

other export control laws of the U.S. or any other jurisdiction in a manner that would constitute a Company Material Adverse effect.
(d)    To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Relevant Persons have not in the course of their actions for, or on behalf of, any Company Group Member taken any actions, refused to take any actions, or furnished any information in violation of the U.S. laws restricting participation in international boycotts.
Section 2.21    Listing and Maintenance Requirements. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received as of the date of this Agreement any written notification that the SEC intends to terminate such registration.
Section 2.22    Contracts. Section 2.22 of the Disclosure Schedules lists each Material Aircraft Lease. Except for purchase orders issued under any master service agreements, the Company has, prior to the entry into this Agreement, made available to the Purchaser, or provided sufficient opportunity to review, true and complete copies of each Contract referred to in clauses (i) and (ii) of the definition of Material Contract and representative samples of the Contracts referred to in clauses (iii) and (iv) of the definition of Material Contract (and the terms and conditions of any other Contracts referred to in clauses (iii) and (iv) of the definition of Material Contract are not more adverse to the Company in any material respect than those set forth in the representative Contracts provided or made available prior to the date hereof (which representative Contracts for the avoidance of doubt are not required to include a representative Contract from each customer or supplier referred to in clauses (iii) and (iv) of the definition of Material Contracts), in each case, in effect as of the date of this Agreement (including all material modifications and material amendments thereto in effect as of the date of this Agreement). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Material Contract is enforceable against the Company and/or applicable Company Subsidiary that is party thereto and, to the Knowledge of the Company, each other party to such Material Contract in accordance with its terms and (ii) no Company Group Member, or, to the Knowledge of the Company, any other party to a Material Contract or a Contract involving Indebtedness of the Company or any Company Subsidiary exceeding $5 million, (x) is, or is reasonably expected to be, in default or breach of a Material Contract or a Contract involving Indebtedness of the Company or any Company Subsidiary exceeding $5 million, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both) or (y) other than pursuant to the terms thereof, has the right to, or, to the Knowledge of the Company, has provided written notice of any intent to, cancel, terminate, not renew or change the scope of rights or obligations under any Material Contract or a Contract involving Indebtedness of the Company or any Company Subsidiary exceeding $5 million.

Section 2.23    Jurisdictions of Operation. The Company maintains an air operator’s certificate to operate aircraft in the manner and jurisdictions in which the Aircraft are currently operated.
Section 2.24    Insurance.
(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect,(i) each Company Group Member is, and has been continuously during the past two (2) years, insured by reputable and financially responsible third party insurers in respect of the operations and assets of the Company Group with policies issued, such policies having terms and providing insurance coverages comparable to those that are customarily carried and insured against by owners of comparable businesses, properties and assets, (ii) the third party insurance policies of the Company Group are in full force and effect in accordance with their terms and no Company Group Member is in material default under the terms of any such policy and (iii) to the Knowledge of the Company, as of the date of this Agreement, there is no threatened termination of, or material premium increase with respect to, any of such policies.
(b)    There is no claim pending under any of the Company Group’s insurance policies that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims that would result in a Company Material Adverse Effect.
Section 2.25    No Additional Representations. Except for the representations and warranties made by the Company in Article II, neither the Company nor any other person makes any express or implied representation or warranty with respect to any Company Group Member or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects in connection with the transactions contemplated by this Agreement, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty, except if, as and only to the extent set forth in for the representations and warranties made by the Company in this Article II, to the Purchaser, or any of its Affiliates or representatives, including with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Company Group Member or its respective business, or (ii) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, and the Purchaser is not relying on any representations, warranties or other statements of any kind whatsoever, express or implied, except as expressly set forth in this Article II. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in the Voting Agreement, nor will anything in this Agreement operate to limit any claim by the Purchaser or any of its Affiliates for fraud.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company, as of the date of this Agreement and as of each Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:
Section 3.1    Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.
Section 3.2    Authorization.
(a)    The Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its shareholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(b)    None of the execution, delivery and performance by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or compliance by the Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law, Permit, judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of its respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c)    Other than the securities or blue sky laws of the various states, and approval or expiration of applicable waiting periods under Competition Laws, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.
Section 3.3    Purchase for Investment. The Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities laws. The Purchaser (1) acknowledges that it is acquiring the Purchased Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Purchased Shares to any person in violation of applicable securities laws, (2) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws and the Shareholders Agreement, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (5) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act), and (6) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Purchased Shares indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to, its investment in the Purchased Shares and to protect its own interest in connection with such investment.
Section 3.4    Financial Capability. The Purchaser currently has capital commitments sufficient to, and at each Closing will have available funds necessary to, consummate each Closing on the terms and conditions contemplated by this Agreement. The Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I will not be available on the applicable Closing Date upon request of its limited partners.
Section 3.5    Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with this Agreement or the transactions contemplated hereby.

Section 3.6    Ownership. To the Knowledge of the Purchaser, neither the Purchaser nor any of its controlled Affiliates are the owners of record or the beneficial owners of Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares.
Section 3.7    Interests in Competitors. Neither the Purchaser nor any of its Affiliates owns any interest(s) representing a greater than 5% equity interest, nor do any of its respective Affiliates insofar as such Affiliate-owned interests would be attributed to the Purchaser under any applicable Competition Laws own any such interests, in any person that is set forth on Section 3.7 of the Disclosure Schedules.
Section 3.8    No Additional Transactions. There is no agreement or arrangement between the Purchaser or any Affiliate of the Purchaser, on the one hand, and the Company or any of its Affiliates, on the other hand, in connection with the transactions pursuant to this Agreement other than the transactions pursuant to this Agreement and the other Transaction Documents.
ARTICLE IV

Covenants
Section 4.1    Filings; Other Actions.
(a)    During the period commencing on the date of this Agreement and terminating on the earlier to occur of (1) Third Closing and (2) the termination of this Agreement in accordance with the provisions hereof (the “Pre-Closing Period”), each of the Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after each Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, the Purchaser and the Company shall use all reasonable best efforts to, as promptly as reasonably practicable, but in no event later than September 8, 2014, make all filings under the applicable Competition Laws, if any, required for the transactions contemplated hereby, including the issuance of the Purchased Shares to the Purchaser (and the issuance of Ordinary Shares (including, if applicable, any non-voting Ordinary Shares pursuant to the Authorizing Resolutions) upon conversion of any Preferred Shares). The Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as reasonably practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 4.1. The Purchaser shall promptly furnish the Company, and the Company shall promptly furnish the Purchaser, to the extent permitted by Law, with copies of written communications received by it or its Subsidiaries from any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, under no circumstances shall any Company Group Member be required to (x) make any payment to any person to secure such person’s consent, approval or authorization (excluding any applicable filing fees or other de minimis expenses that are required to be paid by the Company) or (y) proffer to, or agree to, license, dispose of, sell or otherwise hold separate or restrict the operation of any of its assets, operations or other rights. All filing fees and other charges for the filings required pursuant to this Section 4.1 shall be borne by the Company.
(b)    The Purchaser and its Affiliates shall not (it being understood that any failure of any such Affiliate to comply with this Section 4.1 shall be deemed to constitute a breach of such section by the Purchaser) make any investment or acquisition if, to the Knowledge of the Purchaser at the time of such investment or acquisition, such investment or acquisition would reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the transactions contemplated by this Agreement.
Section 4.2    Reasonable Best Efforts to Close. During the Pre-Closing Period, the Company and the Purchaser will use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate reasonably with the other party hereto to that end, including in relation to the satisfaction of the conditions to each Closing set forth in Section 1.5 and cooperating in seeking to obtain any consent required from Governmental Entities or any other person; provided, that under no circumstances shall the Purchaser or any Company Group Member be required to make any material payment in respect of the obligations set forth in this Section 4.2.
Section 4.3    Corporate Actions.
(a)    Shareholder Approval. As promptly as practicable following the date of this Agreement, the Company shall convene and hold an extraordinary meeting of the shareholders of the Company (the “Company Shareholder Meeting”) in accordance with the Articles for the purpose, in accordance with Section 312.03 of the New York Stock Exchange (the “NYSE”) Listed Company Manual, of seeking the affirmative vote of a majority of the votes cast at the Company Shareholder Meeting (at which a quorum is present) for the approval of the issuance of the Purchased Shares to Purchaser (the “Requisite Shareholder Approval”); provided, however, that the parties hereto acknowledge that such meeting may be postponed or adjourned in accordance with the Articles and the reasons for such postponement may include that (i) there are insufficient Ordinary Shares present or represented by a proxy at the Company Shareholder Meeting to conduct business at the Company Shareholder Meeting, (ii) the Company is required to postpone or adjourn the Company Shareholder Meeting by applicable Law or a request from the SEC or its staff, or (iii) the Company determines in good faith that it is necessary or appropriate to postpone or adjourn the Company Shareholder Meeting in order to give the shareholders of the Company (the “Company Shareholders”) sufficient time to evaluate any information or disclosure that the Company has sent to Company Shareholders or otherwise made available to Company Shareholders by issuing a press release, filing materials with the SEC or otherwise.
(b)    Proxy. In connection with the Company Shareholder Meeting, the Company shall promptly prepare (and the Purchaser will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to the Company Shareholders as promptly as practicable after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for the Requisite Shareholder Approval. The Company shall notify the Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Company Shareholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to the Company Shareholders such an amendment or supplement. Each of the Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and furnish to the Company Shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, or responding to any comments from the SEC or its staff with respect thereto, and provide the Purchaser with a reasonable opportunity to comment thereon, and consider in good faith any comments proposed by the Purchaser. At the Company Shareholder Meeting, the Company shall use reasonable best efforts to solicit from the Company Shareholders proxies in favor of the Requisite Shareholder Approval and to obtain such approvals.
(c)    The Purchaser agrees to furnish the Company all information reasonably requested by the Company concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with the Company Shareholder Meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with each Closing and the other transactions contemplated by this Agreement.

Section 4.4    Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, consultants, auditors, attorneys, financial advisors, financing sources and other consultants and advisors (“Representatives”) to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (2) in the public domain through no violation of this Section 4.4 by such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its Representatives; provided, that nothing herein, or in any confidentiality agreement with the Company entered into prior to the date of this Agreement, shall prevent the Purchaser from disclosing Information on a confidential basis to (i) any advisory committee made up of its or any of its Affiliates’ direct or indirect limited partners, (ii) in connection with any syndication of any indirect equity interest in the Company issued by the Purchaser or its Affiliates to any prospective limited partners or other equity investors and/or their respective Representatives whose investment would be made in an Affiliate of the Purchaser or (iii) any potential Permitted Transferee.
Section 4.5    Negative Covenants. Prior to the Second Closing Date, the Company shall, and shall cause each other Company Group Member to, use its commercially reasonable efforts to operate its business in the ordinary course, and, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), shall not:
(a)    declare, or make payment in respect of, any dividend or other distribution upon any shares of the Company, other than a distribution of rights with respect to a Permitted Offering;
(b)    redeem, repurchase or acquire any shares or other capital stock of the Company, other than repurchases of shares or other capital stock from employees, officers or directors of any Company Group Member in the ordinary course of business, including pursuant to any Plan in effect on the date hereof;
(c)    amend the Memorandum or Articles in a manner that would affect the Purchaser in an adverse manner as a holder of the Preferred Shares or take or authorize any action to wind up the affairs of the Company or dissolve the Company;

(d)    authorize, grant, issue or reclassify any shares or other capital stock, or securities exercisable for, exchangeable for or convertible into shares or other capital stock (including options, warrants or rights), of the Company other than (i) the authorization and issuance of Preferred Shares, (ii) the authorization and issuance of Ordinary Shares or Preferred Shares, as the case may be, pursuant to the Permitted Offering and (iii) any issuance of shares or other capital stock, or securities exercisable for, exchangeable for or convertible into shares or other capital stock, of the Company employees, officers or directors of any Company Group Member in the ordinary course of business or as may be required under the terms of any Plan in effect as of the date hereof, including upon the exercise or settlement of any Company Share Option or Company RSU;
(e)    incur any Indebtedness or out-of-the-ordinary course restructuring liabilities in excess of $100 million in the aggregate, other than trade accounts payables or short-term working capital financing incurred in the ordinary course of business consistent with past practice;
(f)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or lease (as lessee, including by way of capital or operating lease agreement), directly or indirectly, any assets (other than aircraft), securities, properties, interests or businesses outside the ordinary course of business involving consideration in excess of $100 million; or
(g)    agree or commit to do any of the foregoing.
Section 4.6    Non-Solicitation. Without the Purchaser’s prior written consent, the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, take (and the Company shall not authorize or permit any directors, officer or employee of the Company or any Company Subsidiary or, to the extent within the Company’s control, other Affiliates or Representatives to take) any action to (i) encourage (including, without limitation, by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the issuance of the Purchased Shares or any other transaction contemplated by this Agreement or the Transaction Documents or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. The Company shall take all action necessary to ensure that the directors, officers and employees of the Company or any Company Subsidiary and, to the extent within the Company’s control, other Affiliates or Representatives, do not take or do any of the actions referenced in the immediately foregoing sentence. Upon execution of this Agreement, unless the Purchaser otherwise consents in writing, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal. The Company shall, no later than five business days after receipt thereof, advise the Purchaser of any written Acquisition Proposal received by it.
Section 4.7    Tax Matters.

(a)    The Company and its paying agent shall be entitled to withhold Taxes on all payments on the Preferred Shares and the Ordinary Shares to the extent required by law.
(b)    The Company shall pay any and all documentary, stamp and similar issue or transfer tax due upon (i) the issuance of the Preferred Shares and (ii) the issuance of Ordinary Shares (including, if applicable, any non-voting Ordinary Shares pursuant to the Authorizing Resolutions) upon conversion of the Preferred Shares, and the Company will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees and, if required by law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation; provided, however, in the case of conversion of Preferred Shares, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Ordinary Shares in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.
(c)    Absent a change in law or Internal Revenue Service practice, or a contrary determination, the Purchaser and the Company agree not to treat the Preferred Shares (based on their terms as set forth in the Authorizing Resolutions) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.
(d)
(1)    The parties shall consider in good faith any additions, deletions or substitutions to Section 1.5(c)(8) of the Disclosure Schedules reasonably requested by the other party, but no such addition or deletion shall be made without the written consent of both parties, such consent not to be unreasonably withheld. If such consent is received, Section 1.5(c)(8) of the Disclosure Schedules shall be amended accordingly. It shall be per se reasonable for the Purchaser to withhold consent to any addition, deletion or substitution if the Purchaser reasonably determines that such addition, deletion or substitution would or would be likely to cause any Company Group Member to be classified as a PFIC. If between the date hereof and the First Closing, the information set forth on Appendices B through D is determined to be incorrect, incomplete or inaccurate such that any Company Group Member would reasonably be expected to be classified as a PFIC (notwithstanding the completion of the steps set forth on Section 1.5(c)(8) of the Disclosure Schedules), then the Company shall modify such steps to ensure that such Company Group Member would not reasonably be expected to be a PFIC, and Section 1.5(c)(8) of the Disclosure Schedules shall be amended accordingly.
(2)     After the date hereof, no member of the Barbados Group shall (i) acquire any Passive Assets unless such assets are disposed of prior to the end of each fiscal quarter ending prior to any Closing Date or (ii) cease to hold any assets that are not Passive Assets.

(3)    The Company shall use reasonable best efforts to complete, prior to the First Closing, all of the items set forth in the applicable Alternative A, B or C (as such Alternative may be modified pursuant to this Agreement) on Section 1.5(c)(8) of the Disclosure Schedules. Nothing in this Section 4.7(d)(3) shall require the Company to use reasonable best efforts to complete Alternative C if the Company cannot elect Alternative C pursuant to the proviso in Section 1.5(c)(8).
(4)    Prior to the First Closing, the Company Group Members shall (i) undertake such commercially reasonable actions, as may reasonably be requested by the Purchaser, designed to ensure that, based upon year-to-date figures for assets and income (as determined under Sections 1291-1298 of the Code and the regulation thereunder) and reasonable projections thereof for the remainder of the Relevant Year, no Company Group Member should be characterized as a PFIC for the Relevant Year of such member and (ii) provide to the Purchaser’s tax advisers such information as may reasonably be requested to enable such advisers to analyze the assets and income of such member for such Relevant Year.
Section 4.8    Notifications.
(a)    From time to time to prior to the Third Closing Date, the Company shall be permitted to notify the Purchaser in writing if, to the Knowledge of the Company, there is any occurrence or non-occurrence of any event or the existence of any fact or condition, in each case arising after the date of this Agreement, that would cause or constitute a breach of any of its representations or warranties contained herein had such event, fact or condition been in existence as of the date of this Agreement (collectively, the “Schedule Updates”). The Schedule Updates shall be disregarded for purposes of Section 1.5(c)(1) and Article V; provided, that if any event, fact or condition included in a Schedule Update would result, either individually or in the aggregate with all other Schedule Updates, in the failure to be satisfied of the condition to Closing set forth in Section 1.5(c)(1), and the Purchaser waives such failure of condition hereunder, such Schedule Updates shall be deemed to have cured any misrepresentations or breaches of warranty for all purposes hereunder, including for all purposes of Article V.
(b)    Prior to the Second Closing Date, the Company shall notify the Purchaser in advance of any commitment to directly or indirectly lease, acquire or dispose of any aircraft that is not in accordance with the applicable annual budget for the fiscal year ended April 30, 2015 disclosed to the Purchaser, if such aircraft have a current value in excess of $10 million in the aggregate.
Section 4.9    Access to Information. Subject to applicable Law, from the date of this Agreement until the Second Closing Date, the Company shall give, and shall cause the Company Subsidiaries to give, the Purchaser and its Representatives reasonable access, at reasonable times and upon reasonable prior notice to the Company, to the offices, properties, books and records of the Company Group, to review the books and records of the Company Group and to discuss the affairs, finances and condition of the Company Group with the officers of the Company Group; provided, however, that (i) such access shall not unreasonably disrupt the operations of any Company Group Member and (ii) the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Purchaser without the loss of any such privilege.
ARTICLE V

Indemnity
Section 5.1    Indemnification by the Company. From and after the First Closing, the Company agrees to indemnify the Purchaser and its Affiliates and its and their respective officers, directors, managers, employees, partners, representatives and agents (collectively, “Purchaser Indemnified Parties”) from, and hold each of them harmless against, any and all losses (including losses arising from the diminution in value of the Company as a result of such loss or such indemnification by the Company), damages, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them) (collectively, “Losses”), whether or not involving a Third Party Claim, incurred by or asserted against such Purchaser Indemnified Parties, as a result of or arising out of (i) the failure of the representations or warranties made by the Company contained in Article II to be true and correct or (ii) the breach of any of the covenants of the Company contained herein; provided that in the case of clause (i) above, such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Indemnified Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made; provided, further, that for purposes of this Section 5.1, in determining whether a breach of any representation or warranty existed of the date of this Agreement (other than a breach of any Company Fundamental Representation or the representations and warranties set forth in Section 2.5, Section 2.6 or Section 2.24(a)(iii)) and for the purpose of calculating the amount of Losses arising out or resulting from such breach, all materiality and Company Material Adverse Effect qualifiers contained in Article II shall be disregarded, but, for clarity, in determining whether a breach of any Company Fundamental Representation or representation or warranty set forth in Section 2.5, Section 2.6 or Section 2.24(a)(iii) existed as of the applicable Closing Date, and for the purpose of calculating the amount of Losses arising out of or resulting from such breach, such materiality and Company Material Adverse Effect qualifiers shall not be disregarded. Notwithstanding anything in this Agreement to the contrary, this Section 5.1 shall not require the Company to indemnify the Purchaser Indemnified Parties for any Loss (other than any Losses in respect of Losses incurred by the Company or any Company Group Member) attributable to the Company or any Company Group Member being treated as a PFIC for any taxable year (including, for the avoidance of doubt, any Loss attributable to the breach of any covenant or a failure of any representation or warranty to be true and correct); provided, that this sentence shall not apply to any Loss resulting from or arising out of the failure of the representations and warranties made in Section 2.9(e) or Section 2.9(f) to be true and correct or any breach of Section 4.7(d).
Section 5.2    Indemnification by the Purchaser. From and after the First Closing, the Purchaser agrees to indemnify the Company and its respective officers, directors, managers, employees, partners, representatives and agents (collectively, “Company Indemnified Parties”) from, and hold each of them harmless against, any and all Losses, whether or not involving a Third Party Claim, incurred by or asserted against such Company Indemnified Parties as a result of or arising out of (i) the failure of any of the representations or warranties made by the Purchaser contained in Article III to be true and correct or (ii) the breach of any of the covenants of the Purchaser contained herein; provided that in the case of clause (i) above, such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period for such claim as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Indemnified Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made.
Section 5.3    Indemnification Procedure.
(a)    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification that it may claim in accordance with this Article V, except as otherwise provided in Section 5.1 and Section 5.2 and except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)    Promptly after any Company Indemnified Party or Purchaser Indemnified Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim, provided, that failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to assume and control the defense of, and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to assume and control the defense or settle such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its own expense, to participate in the defense of such asserted liability and any negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to promptly (but in any event not later than 15 days after receipt of notice of a Third Party Claim) assume the defense or settlement of such Third Party Claim and notify the Indemnified Party of such assumption or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then, in each case, the Indemnified Party shall have the right to select a separate counsel, and, upon prompt notice to the Indemnifying Party, to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party; provided, that the Indemnified Parties shall not be entitled to reimbursement of fees and expenses of more than one firm of separate counsel. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), unless the settlement thereof imposes no liability, restriction or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.
Section 5.4    Tax Matters. All indemnification payments under this Article V, and any payments pursuant to Section 6.1(i), shall be treated as adjustments to the Purchase Price for tax purposes, except as otherwise required by applicable Law.
Section 5.5    Survival. The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months following the Second Closing, except that (i) the Company Fundamental Representations (other than Section 2.2(a)) will survive until the expiration of the applicable statutes of limitation, (ii) the representations and warranties of the Company contained in Section 2.2(a) will survive indefinitely and (iii) the Purchaser Fundamental Representations shall survive indefinitely. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.
Section 5.6    Limitations on Indemnification.

(a)    In the case of any matter for which a party may seek indemnification (other than arising out of or resulting from a breach of a representation or warranty occurring on the applicable Closing Date):
(1)    no amounts of such indemnity shall be payable in the case of a claim for indemnification by an Indemnified Party under clause (i) of Section 5.1 or clause (i) of Section 5.2 unless and until the Purchaser Indemnified Parties or the Company Indemnified Parties, as the case may be, have suffered, incurred, sustained or become subject to Losses referred to in Section 5.1 or Section 5.2, respectively, in excess of $25,000,000 (the “Pre-Signing Deductible”), in which event the Indemnified Parties shall be entitled to claim indemnity for the amount of such Losses in excess of the Pre-Signing Deductible; provided, however, that this Section 5.6(a)(1) shall not apply to the failure of any Company Fundamental Representation or Purchaser Fundamental Representation to be true and correct.
(2)    no amounts of indemnity shall be payable (i) in the case of a claim for such indemnification by an Indemnified Party under Section 5.1 or Section 5.2 (other than for the failure of any Company Fundamental Representation (other than Section 2.2(b)) or Purchaser Fundamental Representation to be true and correct) if the amount of Losses with respect to such Claim is less than $1,000,000 and (ii) in the case of a claim for indemnification by an Indemnified Party for the failure of any Company Fundamental Representation (other than Section 2.2(b) or Purchaser Fundamental Representation to be true and correct if the amount of Losses with respect to such Claim is less than $100,000 (each such claim referred to in this Section 5.6(a)(2) and Section 5.6(b)(2), being referred to as a “De Minimis Claim”), and no such De Minimis Claim shall be counted towards the Pre-Signing Deductible.
(b)    In the case of any matter for which a party may seek indemnification arising out of or resulting from a breach of a representation or warranty occurring on the applicable Closing Date:
(1)    no amounts of indemnity shall be payable in the case of a claim for such indemnification by an Indemnified Party with respect to any representation and warranty that is not qualified by “materiality”, “Company Material Adverse Effect” or words of similar import unless and until the Purchaser Indemnified Parties or the Company Indemnified Parties, as the case may be, have suffered, incurred, sustained or become subject to Losses referred to in Section 5.1 or Section 5.2, respectively, in excess of $5,000,000 (the “Post-Signing Deductible”), in which event the Indemnified Parties shall be entitled to claim indemnity for the amount of such Losses in excess of the Post-Signing Deductible; provided, however, that this Section 5.6(b)(1) shall not apply to the failure of any Company Fundamental Representation or Purchaser Fundamental Representation to be true and correct.
(2)    no amounts of indemnity shall be payable in the case of a claim for such indemnification by an Indemnified Party under Section 5.1 or Section 5.2 for the failure of any Company Fundamental Representation or Purchaser Fundamental Representation

to be true and correct if the amount of Losses with respect to such Claim is less than $100,000, and no such De Minimis Claim shall be counted towards the Post-Signing Deductible.
(c)    Notwithstanding anything to the contrary contained in this Agreement, including Section 5.7, the aggregate amount of the Company’s indemnity obligations to the Purchaser Indemnified Parties pursuant to Section 5.1 shall not exceed $150,000,000 of the Purchase Price; provided, however, that, subject to Section 5.7, such limitation shall not apply to any failure of any Company Fundamental Representation to be true and correct.
(d)    In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification payment has been made, shall be increased by any net Tax detriment (determined on a with and without basis) actually incurred by an Indemnified Party or its Affiliates as a result of the receipt or accrual of the indemnification payment required to be made hereunder in respect of such Losses and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses or pursuant to any contribution rights, (ii) any amounts actually recovered by the Indemnified Party from any person with respect to such Losses (including pursuant to any indemnification agreement or arrangement with any third party) and (iii) any net Tax Benefit (determined on a with and without basis) actually realized by the Indemnified Party, in each of clauses (i), (ii) and (iii), calculated net of any out-of-pocket documented reasonable expenses related to the receipt of such recovery, including any incremental insurance premium costs (it being understood that with respect to (i) and (ii), each Indemnified Party shall use its reasonable best efforts to pursue all available insurance recoveries and indemnification). For the purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or credit of or reduction in the amount of Taxes which otherwise would have been paid in the year such Losses were incurred or in the following year.
(e)    In respect of any Loss for which indemnification may be sought pursuant to this Article V, nothing herein shall relieve an Indemnified Party from its duty to mitigate its Losses under applicable Laws. If an Indemnified Party shall have failed to mitigate any Loss to the extent required by the preceding sentence, then notwithstanding anything contained in this Agreement to the contrary, neither the Company nor the Purchaser (as the case may be) shall be required to indemnify such Indemnified Party for that portion of the Losses that would reasonably be expected to have been avoided if such Indemnified Party had not failed to mitigate any Loss to the extent required by the preceding sentence.
(f)    Upon making payment to an Indemnified Party for any claim for indemnification pursuant to this Article V, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any other persons with respect to the subject matter of such claim, and the Indemnified Party shall take such actions, at the cost and expense of the Indemnifying Party, as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party or its Affiliates may have; provided, however, that the Indemnifying Party shall not be subrogated with respect to any cost of recovery to an Indemnified Party or any indemnified Losses not covered by reason of a limitation of liability provision set forth in this Article V.
Section 5.7    Limitation on Damages. Notwithstanding any other provision of this Agreement except in the case of fraud, neither party hereto shall have any liability to the other party in excess of the Purchase Price, and neither party shall be liable for any exemplary or punitive damages, remote or speculative losses or any other damages arising out of or in connection with this Agreement or the transactions contemplated hereby to the extent not reasonably foreseeable or damages to the extent arising solely from the special circumstances of an Indemnified Party that have not been communicated to, or are not otherwise known by, the Indemnifying Party (in each case, unless any such damages are awarded pursuant to a Third Party Claim).
Section 5.8    Exclusive Remedy. Except in cases of fraud, from and after the First Closing, recovery pursuant to this Article V shall constitute the Indemnified Parties’ sole and exclusive remedy for any and all Losses relating to or arising from this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not be deemed to deny any Party injunctive or equitable relief when it is otherwise available under Section 6.14 or applicable Law.
ARTICLE VI

Miscellaneous
Section 6.1    Expenses. Each party will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided, that the Company shall (i) if the First Closing occurs, reimburse the Purchaser for the Purchaser Transaction Expenses up to a maximum amount of $5,000,000 in the aggregate, (ii)(A) upon the First Closing, pay to the CD&R Manager a transaction fee equal to $1,800,000 as provided in Section 1.5 and (B) upon the Second Closing, pay to the CD&R Manager a transaction fee equal to $5,700,000 as provided in Section 1.5.
Section 6.2    Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closings are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.3    Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.
Section 6.4    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.6 shall be deemed effective service of process on such party.
Section 6.5    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.6    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or electronic mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)    If to Purchaser:
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attn:    Nathan K. Sleeper
Fax:    (212) 407-5252
Email: nsleeper@cdr-inc.com

with a copy to (which copy alone shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn:    Kevin A. Rinker
Fax:    (212) 521-7569
Email: karinker@debevoise.com
(b)    If to the Company:
CHC Group Ltd.
c/o Intertrust Corporate Services (Cayman) Ltd.
190 Elgin Avenue
George Town, Grand Cayman KY1-9005, Cayman Islands
Attention: Michael O’Neill
Fax: 604-232-8359
Email: Mike.ONeill@chc.ca
with a copy to (which copy alone shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:    William E. Curbow
Fax:    (212) 455-2502
Email: wcurbow@stblaw.com
and with a copy to (which copy alone shall not constitute notice):
Simpson Thacher & Bartlett LLP
2 Houston Center – Suite 1475
909 Fannin Street
Houston, Texas 77010
Attn:    Christopher R. May
Fax:    (713) 821-5602
Email: cmay@stblaw.com
Section 6.7    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
Section 6.8    Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, provided, however, that

(a) the Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided, that any such assignment (i) shall not relieve the Purchaser of its obligation to fully perform the covenants and obligations hereunder that are necessary, proper, desirable or advisable for the consummation of the Closings (including the payment of the Purchase Price) pursuant to the terms and conditions set forth herein and (ii) shall relieve the Purchaser from any and all indemnification or reimbursement obligations hereunder to the extent that it assigns its rights, interests and obligations under this Agreement to one or more Permitted Transferees.
Section 6.9    Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and, unless specified otherwise, references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
(1)    the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close;
(2)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(3)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
(4)    the word “or” is not exclusive; and
(5)    the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
(6)    the terms “party” and “parties” and other similar words refer to the Purchaser and the Company (and not, for the avoidance of doubt, the CD&R Manager).
(7)    “Acquisition Proposal” means any proposal or offer from any person relating to any direct or indirect (i) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or any Subsidiary representing 20% or more of the consolidated assets of the Company Group (other than sales of inventory in the ordinary course of business and consistent with past practice); (ii) issuance, sale or other disposition, directly or indirectly (including, without limitation, by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction), of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of equity securities of the Company; (iii) tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning 20% or more of any class or series (or the voting power of any class or series) of equity securities of the Company or any other transaction in which any person shall acquire beneficial ownership or the right to acquire beneficial ownership, of 20% or more of any class or series (or the voting power of any class or series) of equity securities; (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Company Group Member representing 20% or more of the consolidated assets of the Company Group; or (v) combination of the foregoing (in each case, other than the arrangements contemplated by the Transaction Documents).
(8)    “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person; provided, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person (other than for purposes of Section 3.6, Section 3.7 and Section 4.1), (ii) prior to the First Closing Date, no Company Group Member, and none of the Company’s other controlled Affiliates, will be deemed to be Affiliates of Purchaser for purposes of this Agreement and (iii) each Company Subsidiary shall be deemed an Affiliate of the Company and of each other Company Subsidiary. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.
(9)    “Agreement” shall have the meaning set forth in the Preamble.
(10)    “Aircraft” means, either collectively or individually, as applicable, the aircraft described in Section 2.13 of the Disclosure Schedules and any other aircraft owned or leased by a Company Group Member which may have been omitted from Section 2.13 of the Disclosure Schedules for any reason.
(11)    “Aircraft Incident” means any accident or incident involving or related to any aircraft that is owned, operated, leased or crewed by a Company Group Member or in relation to which a Company Group Member has provided or currently provides services and resulting in any property damage or personal injury with uninsured Losses reasonably expected to exceed $1,000,000.
(12)    “Aircraft Lease” means, with respect to each Aircraft, any lease agreement relating to that Aircraft between a Company Group Member as lessee and any other person as lessor, together with all related financial covenants.

(13)    “Amended and Restated First Reserve Registration Rights Agreement” means the Amended and Restated First Reserve Registration Rights Agreement in the form attached hereto as Exhibit E.
(14)    “Amendment to the First Reserve Shareholders’ Agreement” means the Amendment to the First Reserve Shareholders Agreement in the form attached hereto as Exhibit F.
(15)    “Anti-Corruption Laws” shall have the meaning set forth in Section 2.19(a).
(16)    “Articles” shall have the meaning set forth in Section 2.1(a).
(17)    “Authorized Preferred Shares” shall have the meaning set forth in Section 2.2(a).
(18)    “Authorizing Resolutions” shall have the meaning set forth in the Recitals.
(19)    “Barbados Group” shall have the meaning set forth on Section 1.5(c)(8) of the Disclosure Schedules
(20)    “Board of Directors” shall have the meaning set forth in the Recitals.
(21)    “Capitalization Date” shall have the meaning set forth in Section 2.2(a).
(22)    “CD&R Manager” shall have the meaning set forth in the Preamble.
(23)    “Closing Dates” shall have the meaning set forth in Section 1.3(a).
(24)    “Closings” shall have the meaning set forth in Section 1.5.
(25)    “Code” means the United States Internal Revenue Code of 1986, as amended.
(26)    “Company” shall have the meaning set forth in the Preamble.
(27)    “Company Fundamental Representations” shall have the meaning set forth in Section 1.5(c)(1).
(28)    “Company Group” means the Company and the Company Subsidiaries from time to time.
(29)    “Company Group Member” means any corporation, partnership, limited liability company, unincorporated association, trust or other entity within the Company Group.
(30)    “Company Indemnified Parties” shall have the meaning set forth in Section 5.2.
(31)    “Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company Group, taken as a whole, provided, however, that in no event shall any of the following occurring, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) any decrease in the market price of the Company’s Ordinary Shares on the NYSE, (B) any failure by the Company to meet any revenue or earnings projections, (C) any Effect that results from changes affecting the industry in which the Company operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, (D) any Effect caused by the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Purchaser or any of its Affiliates as the purchaser of the Preferred Shares pursuant to the transactions contemplated by this Agreement (including any litigation arising from this Agreement or the transactions contemplated hereby); (E) acts of war or terrorism or natural disasters, (F) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any actions or omissions of the Company taken or omitted at the written request of the Purchaser; (G) changes in GAAP or other accounting standards (or any interpretation thereof) or (H) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof; provided, however, that (x) the exceptions in clause (A) and (B) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect, (y) with respect to clauses (C), (E), (G) and (H), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such Effects disproportionately affect the Company Group, taken as a whole, relative to other companies operating in the same industry as the Company Group.
(32)    “Company RSUs” shall have the meaning set forth in Section 2.2(a).
(33)    “Company Share Options” shall have the meaning set forth in Section 2.2(a).
(34)    “Company Shareholder Meeting” shall have the meaning set forth in Section 4.3(a).
(35)    “Company Shareholders” shall have the meaning set forth in Section 4.3(a).
(36)    “Company Subsidiary” shall have the meaning set forth in Section 2.1(b).
(37)    “Competition Laws” means all Laws intended to prohibit, restrict or regulate actions having an anti-competitive effect or purpose, including competition, restraint of trade, anti-monopolization, merger control or antitrust Laws.
(38)    “Contract” means any written or oral agreement, arrangement, commitment or other instrument or obligation.
(39)    “Data Room” means the virtual data room at the website https://chclegal.securevdr.com that is being operated by the Company in connection with the transactions contemplated by this Agreement.

(40)    “De Minimis Claim” shall have the meaning set forth in Section 5.6(a)(2).
(41)    “Disclosure Schedules” shall have the meaning set forth in the first paragraph of Article II.
(42)    “Effect” means any change, event, effect, state of facts, occurrence, development or circumstance.
(43)    “Environmental Law” means any Laws regulating, relating to or imposing standards of conduct concerning protection of the environment or of human health and safety.
(44)    “Equity Securities” means the equity securities of the Company, including Preferred Shares and Ordinary Shares.
(45)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.
(46)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(47)    “First Closing” shall have the meaning set forth in Section 1.2(a).
(48)    “First Closing Date” shall have the meaning set forth in Section 1.2(a).
(49)    “First Closing Purchase Price” means the purchase price payable by the Purchaser to the Company in respect of the First Closing Shares (which shall be equal to the product of (x) the number of First Closing Shares and (y) $1,000).
(50)    “First Closing Shares” shall have the meaning set forth in Section 1.1.
(51)    “First Reserve” means 6922767 Holding (Cayman) Inc., a Cayman Islands exempted company.
(52)    “First Reserve Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 17, 2014, by and among the Company, 6922767 Holding (Cayman) Inc., a Cayman Islands exempted company with registered number 204856, and First Reserve (as defined therein), as amended or modified from time to time.
(53)    “First Reserve Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of January 17, 2014, among the Company, 6922767 Holding (Cayman) Inc. and the other parties thereto.
(54)    “GAAP” shall have the meaning set forth in Section 2.5(c).
(55)    “Government Official” means any (i) officer, employee or other person acting for or on behalf of any Governmental Entity or public international organization or (ii) holder of, or candidate for, public office, political party or official thereof or member of a royal family, or any other person acting for or on behalf of the foregoing.
(56)    “Governmental Entity” means any transnational, multinational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.
(57)     “Indebtedness” means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money (including accrued and unpaid interest and the full redemption value of any premiums, costs or penalties associated with repaying such obligations), or with respect to deposits or advances of any kind, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (iv) all obligations of such person under conditional sale or other title retention agreements relating to any property purchased by such person, (v) all obligations of such person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (vi) all lease obligations of such person required to be recorded as capital leases under GAAP, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such person and (x) all guaranties and arrangements having the economic effect of a guaranty by such person of any Indebtedness of any other person.
(58)    “Indemnified Party” shall have the meaning set forth in Section 5.3(b).
(59)    “Indemnifying Party” shall have the meaning set forth in Section 5.3(b).
(60)    “Information” shall have the meaning set forth in Section 4.4.
(61)    “Intellectual Property” means all worldwide intellectual and industrial property rights, including patents, utility models, trademarks, service marks, trade names, corporate names, trade dress, domain names, and other source indicators (and all goodwill relating thereto), copyrights and copyrighted works, inventions, know-how, trade secrets, methods, processes, formulae, technical or proprietary information, and technology and all registrations, applications, renewals, re-examinations, re-issues, divisions, continuations, continuations-in part and foreign counterparts thereof.
(62)    “Knowledge of the Company” means the knowledge, after reasonable inquiry, of the individuals set forth in Section 6.9(62) of the Disclosure Schedules.

(63)    “Knowledge of the Purchaser” means the knowledge, after reasonable inquiry, of the persons set forth on Section 6.9(63) of the Disclosure Schedules.
(64)    “Law” or “Laws” mean any statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by any Governmental Entity, including, without limitation, airworthiness directives, Transport Canada regulations, Federal Aviation Regulations, regulations regarding operating certificates, and common carrier obligations.
(65)    “Lien” means any mortgage, deed of trust, pledge, option, power of sale, retention of title, right of pre-emption, right of first refusal, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or an agreement, arrangement or obligation to create any of the foregoing.
(66)    “Losses” shall have the meaning set forth in Section 5.1.
(67)    “Material Aircraft Leases” means all Aircraft Leases with the Company Group’s ten largest lessors (measured by number of Aircraft leased).
(68)    “Material Contract” means (i) each Material Aircraft Lease, (ii) each Contract involving Indebtedness of the Company or any Company Subsidiary exceeding $20 million, (iii) each Significant Customer Agreement and (iv) each Significant Supplier Agreement.
(69)    “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law.
(70)    “Memorandum” shall have the meaning set forth in Section 2.1(a).
(71)    “Multiemployer Plan” means (x) a “multiemployer plan” as defined in Section 3(37) of ERISA that is maintained in the United States and (y) a non-U.S. defined-benefit pension plan (other than plans that are mandated by applicable Law and administered by a Governmental Authority) for the benefit of employees of multiple unrelated employers, in each case, to which any Company Group Member contributes or is required to contribute and which is not maintained or administered by any Company Group Member.
(72)    “Non-Recourse Party” shall have the meaning set forth in Section 6.17.
(73)    “NYSE” shall have the meaning set forth in Section 4.3(a).
(74)    “OFAC” shall have the meaning set forth in Section 2.20(a).
(75)    “Omnibus Incentive Plan” means the CHC Group Ltd. 2013 Omnibus Incentive Plan, as amended in accordance with its terms and this Agreement.

(76)    “Ordinary Shares” shall have the meaning set forth in the Recitals.
(77)    “Passive Asset” shall mean any asset that produces passive income or that is held for the production of passive income for purposes of the PFIC Provisions taking into account the facts and circumstances that will exist immediately after the Closing.
(78)    “Permits” shall have the meaning set forth in Section 2.10.
(79)    “Permitted Offering” means an offering of Preferred Shares solely to existing holders of Ordinary Shares (excluding First Reserve and any of its Affiliates to the extent that First Reserve and its Affiliates agree not to participate in such offering), pro rata in accordance with their existing ownership percentages (excluding the ownership of Ordinary Shares by First Reserve and any of its Affiliates), at a price per share of $1,000 and for an aggregate amount of no less than $50 million and no more than $100 million, that is consummated not later than the date 90 days following the First Closing (or such other termination time prior to the 90th day following the First Closing as the Company may elect by notice to the Purchaser in the Company’s sole discretion); provided, that the Preferred Shares issued in such offering shall not be transferable until the date that is 8.5 years after the First Closing Date.
(80)    “Permitted Transferee” means, with respect to any person, (i) any Affiliate of such person, (ii) any successor entity of such person and (iii) with respect to any person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor; provided, however, that no portfolio company of any person shall be a Permitted Transferee.
(81)    “PFIC” means a passive foreign investment company as defined under Sections 1291-1298 of the Code and the regulations thereunder.
(82)    “PFIC Provisions” shall mean Sections 1291 through 1298 of the Code and the regulations thereunder (or any successor to such provisions).
(83)    “Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) maintained for current or former employees of the Company or any Company Subsidiary or any other person with whom the Company is considered a single employer under Section 414 of the Code or Title IV of ERISA, to which any Company Group Member is required to contribute, including any pension, profit-sharing, retirement, death, disability, supplemental retirement, welfare benefit, retiree health, and life insurance plan, agreement or arrangement, or any other compensation plan, policy, program, agreement or arrangement, including any employment, change in control, bonus, equity or equity-based compensation, retention, severance, termination, deferred compensation or other similar agreement, arrangement, plan, policy or program that any Company Group Member, maintains, sponsors, is a party to, or as to which any Company Group Member otherwise has any material obligation or material liability, but excluding any Multiemployer Plans.
(84)    “Pre-Closing Period” shall have the meaning set forth in Section 4.1.

(85)    “Preferred Shares” shall have the meaning set forth in the Recitals.
(86)    “Pre-Signing Deductible” shall have the meaning set forth in Section 5.6(a)(1).
(87)    “Post-Signing Deductible” shall have the meaning set forth in Section 5.6(b)(1).
(88)    “Purchase Price” means the amount that is the sum of the First Closing Purchase Price, the Second Closing Purchase Price and the Third Closing Purchase Price (if any).
(89)    “Purchased Shares” shall have the meaning set forth in Section 1.1.
(90)    “Purchaser” shall have the meaning set forth in the Preamble.
(91)    “Purchaser Fundamental Representations” shall have the meaning set forth in Section 1.5(d)(1).
(92)    “Purchaser Indemnified Parties” shall have the meaning set forth in Section 5.1.
(93)    “Purchaser Transaction Expenses” means the reasonable costs and expenses of Purchaser incurred in connection with the transactions contemplated by this Agreement, including (i) the reasonable fees and expenses of Purchaser’s advisors in connection with each of the foregoing and (ii) and fees for which Purchaser is responsible pursuant to the last sentence of Section 4.1. In order to be included as “Purchaser Transaction Expenses” for which the Company is obligated to reimburse the Purchaser, the Company shall have an opportunity to review and comment on invoices from the Purchaser’s counsel prior to payment thereof.
(94)    “Registration Rights Agreement” shall have the meaning set forth in the Recitals.
(95)    “Related Party” shall mean, with respect to any Company Group Member, a Company Group Member that is related within the meaning of Section 954(d)(3) of the Code as applied for purposes of the PFIC Provisions.
(96)    “Relevant Persons” shall have the meaning set forth in Section 2.19(a).
(97)    “Relevant Year” shall mean, with respect to any member of the Company Group Member, the taxable year (as determined for US federal income tax purposes) of such member in which the First Closing occurs.
(98)    “Representatives” shall have the meaning set forth in Section 4.4.
(99)    “Requisite Shareholder Approval” shall have the meaning set forth in Section 4.3(a).
(100)    “Schedule Updates” shall have the meaning set forth in Section 4.8(a).
(101)    “SEC” shall have the meaning set forth in Section 2.5(a).
(102)    “SEC Documents” shall have the meaning set forth in Section 2.5(a).

(103)    “Second Closing” shall have the meaning set forth in Section 1.3(a).
(104)    “Second Closing Date” shall have the meaning set forth in Section 1.3(a).
(105)    “Second Closing Purchase Price” means the purchase price payable by the Purchaser to the Company in respect of the Second Closing Shares (which shall be equal to the product of (x) the number of Second Closing Shares and (y) $1,000).
(106)    “Second Closing Shares” shall have the meaning set forth in Section 1.1.
(107)    “Shareholders’ Agreement” shall have the meaning set forth in the Recitals.
(108)    “Significant Customer Agreements” means, collectively, the helicopter operational agreements with the Company Group’s ten largest customers (measured by reference to the Company Group’s annual revenue), as set forth on Section 6.9(108) of the Disclosure Schedules, containing the principal terms pursuant to which any Company Group Member provides helicopter support services, including any material amendments thereto.
(109)    “Significant Supplier Agreements” means, collectively, the material agreements with the Company Group’s four largest suppliers (measured by reference to the Company Group’s aggregate annual costs and expenses), as set forth on Section 6.9(109) of the Disclosure Schedules, pursuant to which any Company Group Member was supplied with raw materials, supplies, Aircraft, Aircraft engines or Aircraft parts, including any material amendments thereto.
(110)    “Subsidiary” shall have the meaning set forth in Section 2.1(b).
(111)    “Tax Benefit” shall have the meaning set forth in Section 5.6(d).
(112)    “Tax Return” means any return, declaration, report, statement or other document filed or required to be filed in respect of Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
(113)    “Taxes” means any U.S. federal, state, local, provincial or non-U.S. taxes, charges, fees, levies or other assessments, including income, capital gains, alternative, minimum, accumulated earnings, personal holding company, franchise, shares, profits, windfall profits, gross receipts, production, goods and services, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon, related liabilities and additions thereto).
(114)    “Third Closing” shall have the meaning set forth in Section 1.4(a).
(115)    “Third Closing Date” shall have the meaning set forth in Section 1.4(a).

(116)    “Third Closing Purchase Price” means the purchase price payable by the Purchaser to the Company in respect of the Third Closing Shares (which shall be equal to the product of (x) the number of Third Closing Shares (if any) and (y) $1,000).
(117)    “Third Closing Shares” shall have the meaning set forth in Section 1.1.
(118)    “Third Party Claim” shall have the meaning set forth in Section 5.3(b).
(119)    “Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Voting Agreement and the Registration Rights Agreement.
(120)    “Voting Agreement” shall have the meaning set forth in the Recitals.
(121)    “Voting Debt” shall have the meaning set forth in Section 2.2(c).
Section 6.10    Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
Section 6.11    Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
Section 6.12    No Third Party Beneficiaries. Except as expressly provided herein, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefit, right or remedies.
Section 6.13    Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.
Section 6.14    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.
Section 6.15    Termination. This Agreement may only be terminated prior to the First Closing:
(a)    by mutual written agreement of the Company and the Purchaser;
(b)    by the Company or the Purchaser, upon written notice to the other party given at any time on or after March 31, 2015; provided, however, that the right to terminate this Agreement pursuant to this Section 6.15(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the First Closing to occur on or prior to such date;
(c)    by notice given by the Company to the Purchaser, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 1.5(d) would not be satisfied and which have not been cured by the Purchaser within thirty (30) days after receipt by the Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured; or
(d)    by notice given by the Purchaser to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.5(a) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser requesting such inaccuracies or breaches to be cured.
Section 6.16    Effects of Termination. In the event of any termination of this Agreement in accordance with Section 6.15, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such party under this Agreement arising prior to such termination or (B) any fraud of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Section 4.4 (Confidentiality), Section 6.2 to Section 6.13 (Amendment, Waiver; Counterparts; Governing Law; Waiver of Jury Trial; Notices; Entire Agreement, Assignment; Interpretation; Other Definitions; Captions; Severability; No Third Party Beneficiaries; Public Announcements) and Section 6.17 (Non-Recourse) shall survive the termination of this Agreement.

Section 6.17    Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date of this Agreement, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of either party against the other party hereto, in no event shall either party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
Section 6.18    Disclosure Schedules; Data Room.
(a)    Any matter disclosed by the Company in the Disclosure Schedules to this Agreement pursuant to any Section of this Agreement shall be deemed to have been disclosed by the Company for purposes of each other Section of this Agreement to which such disclosure is readily apparent.
(b)    No later than five business days after the date of this Agreement, the Company shall deliver to Purchaser a true and complete electronic copy (in CD-ROM format) of the Data Room as of 12:00 pm New York City time on the date of this Agreement. Any files, information, documents or other data uploaded to the Data Room after 12:00 p.m. New York City time on the date of this Agreement shall not constitute files, information, documents or other data made available or furnished to the Purchaser prior to the entry into this Agreement or for which the Purchaser was provided sufficient opportunity to review prior to the entry into this Agreement for any purpose under this Agreement or otherwise.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.
CHC GROUP LTD.
By:    /s/Michael J. O’Neill
    Name: Michael J. O’Neill
    Title: Senior Vice President and Chief Legal     Officer

[Signature Page to Investment Agreement]

CLAYTON, DUBILIER & RICE FUND IX, L.P.
By: CD&R Associates IX, L.P., its general partner
By: CD&R Investment Associates IX, Ltd., its general partner
By:    /s/Theresa A. Gore
    Name: Theresa A. Gore
    Title: Vice President, Treasurer and
     Assistant Secretary

[Signature Page to Investment Agreement]

Solely for purposes of Section 1.5(c)(5) and Section 6.1(ii) hereof:

CLAYTON, DUBILIER & RICE, LLC

By /s/Donald J. Gogel
Name:    Donald J. Gogel
Title:    President, Chief Executive Officer and
    Chairman

[Signature Page to Investment Agreement]